Exhibit 99.1

NEWS RELEASE

Contacts:	Brian Feldott Director, Investor Relations Newpark Resources, Inc. bfeldott@newpark.com 281-362-6800

FOR IMMEDIATE RELEASE

NEWPARK RESOURCES ANNOUNCES LEADERSHIP CHANGE IN MATS AND INTEGRATED SERVICES BUSINESS

THE WOODLANDS, TX – April 21, 2016 – Newpark Resources, Inc. (NYSE: NR) today announced the retirement of Jeff Juergens. Mr. Juergens has served as Corporate Vice President and President of the Mats and Integrated Services business since October 2010. His retirement will be effective immediately.

Concurrent with Mr. Juergens’ retirement, the Company appointed Matthew Lanigan to the role of Corporate Vice President and President of the Mats and Integrated Services business. Mr. Lanigan joins Newpark with over 20 years of global experience, serving in a variety of industries and capacities. For the past 16 years, Mr. Lanigan held various positions within General Electric’s Plastics and Capital divisions, including leadership roles in operations, sales and marketing. Mr. Lanigan began his professional career at ExxonMobil in Australia, working as a Drilling & Completions Engineer, and Offshore Production Engineer. Mr. Lanigan received his Bachelor’s degree in Chemical Engineering from Royal Melbourne Institute of Technology and his MBA from the Melbourne Business School at the University of Melbourne.

"We would like to thank Jeff Juergens for his many contributions to our Mats business over the past five years, and we wish him well in retirement,” stated Paul Howes, Newpark’s President and Chief Executive Officer. “At the same time, we welcome Matthew Lanigan to the Company, and look forward to his leadership and contributions, as we continue to transform our industry-leading mats business, expanding into new end-user markets around the world. The diversity of Mr. Lanigan’s experiences makes him uniquely qualified to lead our Mats & Integrated Services business.”

Newpark Resources, Inc. is a worldwide provider of value-added drilling fluids systems and composite matting systems used in oilfield and other commercial markets. For more information, visit our website at www.newpark.com.

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